Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (the “Agreement”) is made effective as of September 20, 2011 by and between ACCESS TO MONEY, INC., a Delaware corporation (“Borrower”), and SOVEREIGN BANK (“Lender”).

BACKGROUND

Pursuant to that certain Loan and Security Agreement by and among Borrower, Lender and Access to Money Acquisition Corporation, Access to Money ATM Corporation and Access to Money-SL, Inc. (each a “Guarantor” and collectively, “Guarantors”) dated September 3, 2010, as amended by that certain First Amendment thereto dated October 21, 2010, and that certain Second Amended thereto dated May 11, 2011 (as the same may be further amended, supplemented or restated from time to time, the “Sovereign Loan Agreement”), Lender agreed, among other things, to extend a $5,500,000.00 term loan (the “Loan”) to Borrower.  Borrower’s obligation to repay the Loan is evidenced by Borrower’s Term Note dated September 3, 2010, in the original principal amount of $5,500,000.00 (the “Note”).

Pursuant to that certain Amended and Restated Loan and Security Agreement by and among Borrower, Lampe Conway & Co. (“Lampe”), LC Capital Master Fund, Ltd. and Cadence Special Holdings II, LLC, dated September 3, 2010, as amended by that certain First Amendment thereto dated October 21, 2010, and that certain Second Amendment thereto dated May 11, 2011 (as the same may be further amended, modified or supplemented from time to time), Lampe agreed, among other things, to extend to Borrower certain credit facilities subject to the terms and conditions thereof.  The Borrower’s obligations to Lampe, as well as its obligations to Douglas Falcone pursuant to a note dated as of April 18, 2008, are subordinated in right of payment to Lender.

Borrower is currently in default of its obligations under the Loan Documents as a result of its failure to comply with the Liquidity Covenant contained in Section 11.1 of the Sovereign Loan Agreement on and after August 23, 2011 (the “Existing Defaults”).

At Borrower’s request, Lender has agreed to enter into this Agreement to (a) ratify and confirm the respective obligations and liabilities of Borrower to Lender under the Loan Documents, (b) reaffirm, ratify and continue Lender’s liens on, and security interests in, the assets of Borrower as set forth in the Loan Documents, and (c) set forth the terms and conditions under which the Lender will forbear from exercising and enforcing the rights available to Lender under the Loan Documents as a result of the Existing Defaults.

Capitalized terms used herein and not otherwise defined shall have such meaning as provided in the Loan Documents.

NOW, THEREFORE, in consideration of foregoing premises and intending to be legally bound hereby, the parties hereto agree as follows:

TERMS

Capitalized Terms.  For purposes of this Agreement:

“Documents” means the Loan Documents and the Forbearance Documents.

“Forbearance Documents” means this Agreement and all other documents executed and delivered in connection with this Agreement.

“Loan Documents” means the Sovereign Loan Agreement, the Note, and all other agreements related to the Loan.

“Obligations” means all obligations of Borrower to Lender under and pursuant to the Documents.

Confirmation of Background. Borrower hereby ratifies, confirms and acknowledges that the statements contained in the foregoing Background are true and complete and that the Documents are valid, binding and in full force and effect as of the date hereof and fully enforceable against Borrower in accordance with the terms thereof. Borrower further acknowledges and agrees that nothing contained in this Agreement shall be deemed to impair, reduce or release in any manner whatsoever any of the obligations of Borrower under the Documents.

General Acknowledgments. Borrower hereby acknowledges and agrees as follows:

Borrower is currently in default of its Obligations under the Loan Documents as a result of the occurrence of the Existing Defaults, and Borrower hereby waives any requirement for any further notice or demand from Lender in connection therewith;

As a result of the Existing Defaults, Lender has the right to declare the entire principal balance of all notes executed by Borrower in connection with the Loan Documents and all other Obligations due and payable and to exercise all of Lender’s rights and remedies under the Loan Documents, at law or in equity;

Neither this Agreement nor any other agreement entered into in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Loan Documents or any rights or Obligations thereunder, or a waiver by Lender of any of its rights under the Loan Documents, at law or in equity;

Lender has no further obligation to advance any additional funds under the Loan Documents;

Neither this Agreement nor any other agreement executed in connection herewith or pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to cure any of the Existing Defaults or any other events of default which may exist under the Loan Documents or to be a waiver by Lender of the Existing Defaults or any other existing defaults or events of default under the Loan Documents or of any rights or remedies in connection therewith or with respect thereto, it being the intention of the parties hereto that the obligations of Borrower with respect to the Loan Documents are and shall remain in full force and effect;

All liens, security interests, rights and remedies granted to Lender in and under the Loan Documents are hereby renewed, confirmed and continued, and shall also secure the performance by Borrower of its respective obligations hereunder; and

If at any time a payment or payments made by Borrower on any part of the Obligations are subsequently invalidated, declared to be fraudulent or preferential, and are set aside or are required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment or payments had not been made.

Challenge To Enforcement.  Borrower acknowledges and agrees that it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Documents, or the enforcement of any of the terms or conditions thereof.

Confirmation Of Existing Indebtedness.  Borrower hereby acknowledges and agrees that as of the close of business as of September 16, 2011: the principal balance outstanding under the Sovereign Loan Agreement was $4,541,754.86 and accrued and unpaid interest thereon was $12,710.69. Borrower hereby acknowledges and agrees that all sums described in this Section 5, plus any other costs or expenses of Lender that are due and payable under the Documents, are validly and duly owing to Lender without defense, counterclaim or offset.

Forbearance.  Lender hereby agrees to forbear from exercising its rights and remedies available to it as a result of the Existing Defaults, during the forbearance term (the “Forbearance Term”) which shall expire on the earlier of: (a) the occurrence of any Event of Default (other than the Existing Defaults) under the Documents, (b) a breach of any of Borrower’s obligations or covenants under this Agreement, (c) if any case is commenced or a petition is filed against Borrower under any bankruptcy or debtor relief law; a receiver, liquidator or trustee of Borrower or any material asset of Borrower is appointed; any material asset of Borrower is sequestered by court order; Borrower voluntarily seeks, consents to or acquiesces in the benefit of any provision of any bankruptcy or debtor relief law; Borrower makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due; or (d) November 15, 2011.  The occurrence of any of the foregoing shall immediately operate to terminate the Lender’s agreement to forbear hereunder.  Upon such termination, Lender shall have no further obligation to forbear under the Documents, and may exercise any and all rights and remedies available to them under the Documents, at law or in equity.  Any extension of the forbearance period beyond November 15, 2011 or amendment or modification of the Forbearance Documents shall be on terms and conditions acceptable to Lender and at Lender’s sole and absolute discretion.

Subordinated Debt Blockage.   During the Forbearance Term the Borrower shall not make, and the holders of Subordinated Indebtedness shall not receive or retain, any payments on account of such Subordinated Indebtedness.  Holders of Subordinated Indebtedness may continue to accrue interest at the rates set forth in the documents evidencing their loans.

Forbearance Fee.  Intentionally Omitted.

Covenants And Conditions.  Borrower will comply with and Lender’s agreement to forbear contained herein is expressly contingent upon the following:

Forbearance Documents.  Borrower and all other required persons and entities shall have executed and delivered to Lender the Forbearance Documents.

Lampe Forbearance.  Borrower and Lampe shall have executed and delivered a Forbearance Agreement in form reasonably acceptable to Lender.

Representations and Warranties.  All representations and warranties of Borrower set forth in the Documents will be true at and as of the date hereof, except as such representations and warranties may have been affected by the Existing Defaults.

No Default.  No condition or event shall exist or have occurred which would constitute a default hereunder (or would, upon the giving of notice or the passage of time or both, constitute such a default) other than the Existing Defaults.

Other Information.  With reasonable promptness, Borrower shall deliver or cause to be delivered to Lender, all such other data and information in respect of the condition, operation and affairs of Borrower as Lender may request from time to time.

Cross Default.  Notwithstanding anything to the contrary contained in the Forbearance Documents, the occurrence of an event of default or default hereunder or under any of the Forbearance Documents shall constitute an event of default and default under each of the Loan Documents and, following the occurrence of any such event of default or default, Lender may, at Lender’s option and without further notice to Borrower, exercise any and all rights available to Lender under any of the Documents, at law, in equity or otherwise.

Additional Documents And Future Actions.  Borrower will, at its sole cost, take such actions and provide Lender from time to time with such agreements, financing statements and additional instruments, documents or information as Lender may in its discretion deem necessary or advisable to perfect, protect, maintain or enforce the security interests in the collateral servicing the Obligations or to carry out the terms of the Documents.  Borrower hereby authorizes and appoints Lender as its attorney-in-fact, with full power of substitution, to take such actions as Lender may deem advisable to protect such collateral and their interests thereon and their rights thereunder, to execute on Borrower’s behalf and file at Borrower’s expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Lender to establish, maintain and protect a continuously perfected security interest in such collateral, and to execute on Borrower’s behalf such other documents and notices as Lender may deem advisable to protect such collateral and their interests therein and their rights thereunder.  Such power being coupled with an interest is irrevocable.

Representations And Warranties.  In consideration of the forbearance extended herein by Lender, Borrower hereby represents and warrants, which representations and warranties shall survive until all Obligations are paid and satisfied in full, as follows:

All representations and warranties of Borrower set forth in the Loan Documents are true and complete as of the date hereof, except as such representations and warranties may have been affected by the Existing Defaults, and other than those representations and warranties that expressly address matters only as of a particular date or only with respect to a specific period of time which need only to be true and correct as of such date or with respect to such period.

No condition or event exists or has occurred which would constitute an event of default under the Loan Documents  (or would, upon the giving of notice or the passage of time, or both constitute an event of default) other than the Existing Defaults.

The execution and delivery of this Agreement by Borrower and all documents and agreements to be executed and delivered pursuant to the terms hereof:

have been duly authorized by all requisite action by Borrower;

will not conflict with or result in the breach of or constitute a default (upon the passage of time, delivery of notice or both) under Borrower’s formation or governing documents (if applicable), or any applicable statute, law, rule, regulation or ordinance or any indenture, mortgage, loan or other document or agreement to which Borrower is a party or by which any of them is bound or affected; and

will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, except liens in favor of Lender.

Certain Fees, Costs, Expenses And Expenditures.  Borrower will pay all of Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Agreement and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses, appraisal costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.  Nothing contained herein shall limit in any manner whatsoever Lender’s right to reimbursement under any of the Documents.

Defaults.  Occurrence of any one or more of the following shall constitute a default hereunder and under each of the Forbearance Documents:

Any default or event of default under any of the Loan Documents, subject to the giving of notice and expiration of any applicable cure period, or any event which, with the giving of notice or passage of time or both, would constitute a default or event of default thereunder, other than the Existing Defaults;

The failure of Borrower to comply with the terms of the Forbearance Documents;

A default in, or the termination of, that certain Agreement and Plan of Merger by and among, Borrower, Cardtronics USA, Inc., CATM Merger Sub, Inc. and LC Capital Master Fund, Ltd. dated as of August 15, 2011, or

Any representation or warranty of Borrower in any of the Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified.

Remedies.  At the option of Lender, upon the expiration or earlier termination of the Forbearance Term, and without further notice or demand, which notice and demand is expressly waived by Borrower, (a) the entire outstanding Obligations shall be immediately due and payable; and/or (b) the Lender may (i) terminate its obligation to forbear hereunder; and (ii) exercise each and every right and remedy under the Documents, at law, in equity or otherwise.

Release And Indemnification.  In order to induce Lender to enter into this Agreement, Borrower hereby agrees as follows:

Release.  Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges Lender and its officers, directors, employees, agents, attornies, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by Borrower on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of the Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Documents, (iii) the enforcement, protection or preservation of Lender’s rights under the Documents, or any other documents or agreements executed in connection therewith, and/or (iv) any action or inaction by Lender in connection with any such documents, instruments and agreements (the “Released Claims”).

Covenant Not to Litigate.  In addition to the release contained  above, and not in limitation thereof, Borrower hereby agrees that it will never prosecute, nor voluntarily aid in the prosecution of, any action or proceeding relating to the Released Claims, whether by claim, counterclaim or otherwise.

Transfer of Claims.  If, and to the extent that, any of the Released Claims are, for any reason whatsoever, not fully, finally and forever released and discharged pursuant to the terms above, Borrower hereby absolutely and unconditionally grants, sells, bargains, transfers, assigns and conveys to Lender all of the Released Claims and any proceeds, settlements and distributions relating thereto.

Indemnification.  Borrower expressly agrees to indemnify and hold harmless Lender, and its officers, directors, employees, agents, attornies, successors and assigns, of and from any and all obligations, losses, claims, damages, liabilities, demands, debts, liens, costs and expenses of Lender, and its officers, directors, employees, agents, successors and assigns that may be asserted by, or may arise out of, whether directly or indirectly, proximately or remotely, any investigation, litigation, or other proceedings initiated, undertaken or joined in by Borrower or any other third party (including, without limitation, any employee, agent, personal representative, heir, executor, successor or assign of Borrower) in connection with (i) the negotiation, review, preparation or documentation of the Documents or any other documents or agreements executed in connection with the Obligations, or any of them, (ii) the administration of the Documents; (iii) the enforcement, protection or preservation of Lender’s rights under the Documents or any other documents or agreements executed in connection with the Obligations, or any of them, (iv) the validity, perfection or enforceability of the Documents, and/or (v) any action or inaction by Lender in connection with any of the foregoing.

Borrower acknowledges that the foregoing is intended to be a general release with respect to the matters described therein.  Borrower expressly acknowledges and agrees that the waivers and releases contained in this Agreement shall not be considered as an admission of and/or the existence of any claims of Borrower against Lender.  Borrower further acknowledges that, to the extent that any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, to the extent that any such claims may exist and may have value, such value would constitute primarily “nuisance” value or “leverage” value in adversarial proceedings between Borrower and Lender.  In any event, Borrower hereby acknowledges and agrees that the value to Borrower of this Agreement and of the covenants and agreements on the part of Lender contained in this Agreement substantially and materially exceeds any and all value of any kind or nature whatsoever of any claims or liabilities waived or released by Borrower hereunder.

No Course Of Dealing.

Termination of Waivers.  Borrower hereby acknowledges and agrees that effective as of the date hereof any waiver or implied waiver by Lender of any obligation or covenant of Borrower under the Documents is expressly terminated and rescinded (except as expressly provided herein to the contrary) and that Borrower is obligated to, and is expected by Lender to, strictly perform and comply with all of such obligations and covenants as provided in the Documents.

Future Forbearance.  Nothing contained herein shall be deemed to obligate Lender to enter into any other forbearance agreements or to waive any Events of Default.

Waivers.  In connection with any proceedings hereunder or in connection with any of the Obligations, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to the Obligations or the transactions contemplated hereunder, Borrower waives:

all procedural errors, defects and imperfections in such proceedings;

all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered in connection with the Obligations or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Obligations;

any requirement for bonds, security or sureties required by statute, court rule or otherwise;

any demand for possession of any collateral prior to commencement of any suit;

any right to require or participate in the marshaling of Borrower’s assets;

any notice or demand from Lender with respect to Borrower’s obligations under the Loan Documents; and

all benefits under present and future laws permitting termination of Borrower’s obligations by delivery of notice or otherwise, other than by performance of all Borrower’s obligations under the Documents.

Communications And Notices.  Notwithstanding anything in the Documents to the contrary, any notices, requires, demands statements, and other communications required or permitted to be given under the terms of the Documents shall be in writing and (a) delivered by hand against receipt, or (b) sent by certified or registered mail (postage prepaid and return receipt requested), or (c) carried by reputable overnight/international courier service, or (d) transmitted by telecopy (in which case a copy shall be sent within three (3) days thereafter by any of the methods specified in (a), (b) or (c) to the respective party at the following addresses or telepcopy numbers:

If to Lender:	Sovereign Bank 3 Terry Drive Newtown, PA 18940 Attn: Daniel Vereb, Senior Vice President Phone: (215) 497-8577 Facsimile: (215) 497-9273 Email: dvereb@sovereignbank.com
If to Borrower:	Access to Money, Inc. 1101 Kings Highway North Cherry Hill, NJ 08034 Attn: [Michael Dolan] Telephone: (856) 414-9100 Facsimile:

or at such other address or telecopy number as from time to time designated by notice from on party to the other party.  Any such notice or communication shall be deemed to have been given at the date and time of:  (i) receipt, if sent via certified or registered mail, delivered by hand, or sent via overnight/international courier service; or (ii) either the date sent (if sent during the receiving party’s normal business hours) or next succeeding day on which the receiving party is normally open for business, if sent by telecopy.

Jurisdiction.  Borrower hereby consents to the jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agree that, subject to Lender’s election, all actions or proceedings relating to the Documents or the transactions contemplated hereunder shall be litigated in such courts, and Borrower waives any objection which they may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon itself, and consents that all such service of process be made by mail or messenger directed to itself at the address set forth in Section 19 above.  Nothing contained in this section shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its respective property in the courts of any other jurisdiction.

Consent To Relief From The Automatic Stay.  Borrower hereby agrees that if, during the Forbearance Term provided herein, Borrower shall (i) file, or be the subject of, any bankruptcy petition filed with any bankruptcy court of competent jurisdiction, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for debtors, (iv) seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator, (v) be the subject of any order, judgment or decree filed against Borrower for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, Lender immediately, and without further action by Lender, shall be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of any rights and remedies by Lender under Article 9 of the UCC or other applicable state law of any jurisdiction in which any collateral or proceeds may now or hereafter be located.  Borrower hereby irrevocably and unconditionally consents to such immediate relief and agrees to take any and all actions necessary or required of it to entitle Lender to the relief provided in this Section.

Time Of Essence.  Time is of the essence of this Agreement.

Inconsistencies.  To the extent of any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of the Documents, the terms and conditions of this Agreement shall prevail.  All terms and conditions of the other Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

Binding Effect.  This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  All obligations of Borrower under this Agreement and the other Forbearance Documents are the obligations of Borrower.

Severability.  The provisions of this Agreement and all other Forbearance Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

No Third Party Beneficiaries.  The rights and benefits of this Agreement and the Forbearance Documents shall not inure to the benefit of any third party.

Modifications.  No modifications of this Agreement or any of the Forbearance Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

Holidays.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding business day.

Governing Law.  This Agreement has been made, executed and delivered in the State of New Jersey and will be construed in accordance with and governed by the laws of such state.

Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter set forth herein and supersedes all prior or contemporaneous oral and/or written agreements and representations not contained herein concerning the subject matter of this Agreement.

Waiver Of Right To Trial By Jury.  BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE FORBEARANCE DOCUMENTS, OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER WITH RESPECT TO THIS AGREEMENT, THE FORBEARANCE DOCUMENTS OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  BORROWER AND LENDER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER, LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

Results Of Negotiation.  The Borrower acknowledges that it has been represented by counsel in connection with the execution and delivery of this Agreement and that the terms and conditions of this Agreement are the result of negotiation between the parties hereto.  Borrower further acknowledges that it has knowingly: (a) waived its right to (i) trial by jury; and (ii) certain other rights as set forth in detail above, and (b) consented to relief from the automatic stay.  Borrower acknowledges that such waivers and consents constitute a material inducement for Lender to enter into this Agreement and it has been fully advised of the consequences of such provisions by its counsel.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be legally bound hereby.

SOVEREIGN BANK

By:	/s/ Daniel Vereb
Name:	Daniel Vereb
Title:	Senior Vice President

Borrower:

ACCESS TO MONEY, INC.

By:	/s/ Michael J. Dolan
Name:	Michael J. Dolan
Title:	CFO

REAFFIRMATION OF GUARANTORS

Each of the undersigned (each, a “Guarantor” and collectively, the “Guarantors”) has executed that certain Surety Agreement dated September 3, 2010 (a “Guaranty Agreement”) in favor of Sovereign Bank (the “Lender”), pursuant to which each Guarantor agreed to guaranty the obligations of ACCESS TO MONEY, INC. (the “Borrower”) owed to Lender, pursuant to that certain Loan and Security Agreement dated September 3, 2010 (as amended from time to time, the “Loan Agreement”).  Guarantors have received a copy of the Forbearance Agreement (the “Forbearance Agreement”) by and between Lender and Borrower dated as of the date hereof.

Each Guarantor hereby consents to the terms and conditions of the Forbearance Agreement and ratifies and confirms its obligations under the Guaranty Agreement (including, but not limited to, provisions relating to any waiver of the right to trial by jury or confession of judgment).  This Reaffirmation of Guarantors may be executed in counterparts.

IN WITNESS WHEREOF, Guarantors have executed this Reaffirmation of Guarantors effective as of September 20, 2011.

/s/ Michael J. Dolan
ACCESS TO MONEY ATM CORPORATION

/s/ Michael J. Dolan
ACCESS TO MONEY ACQUISITION CORPORATION

/s/ Michael J. Dolan
ACCESS TO MONEY-SL, INC.